Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255499 on Form S-1 of our report dated March 12, 2021 (June 1, 2021 as to the effects of the restatement discussed in Note 13) relating to the financial statements of Zeta Global Holdings Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

June 1, 2021